Exhibit 99.3

Kuchera Defense Systems, Inc.

Financial Statements

September 30, 2009 and 2008

Unaudited

Kuchera Defense Systems, Inc.

Table of Contents

September 30, 2009 and 2008

Kuchera Defense Systems, Inc.

Balance Sheets

September 30, 2009 and June 30, 2009

	Unaudited September 2009	Audited June 2009
Assets

Current assets
Cash	$4,017,690	$735,064
Accounts receivable, net of allowance for doubtful accounts of $93,610 at September 30, 2009 and June 30, 2009, respectively	6,555,920	8,137,451
Due from related party	—	53,397
Inventory	17,331,105	16,922,534
Prepaid expenses	114,572	116,201
Prepaid taxes	—	683,381
Prepaid materials	4,330,629	5,593,584
Other current assets	20,650	21,423

Total current assets	32,370,567	32,263,035

Property and equipment, net	2,633,148	2,635,724

Intangible assets, net	2,333	4,083

Cash surrender value, officers’ life insurance	244,922	207,404

	$35,250,970	$35,110,246

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$3,281,171	$1,795,748
Accrued expenses	349,650	581,285
Line of credit	750,000	750,000
Loans from related party	—	—
Due to related party	25,529	985,774
Other current liabilities	40,967	22,000
Progress liquidation payable	11,080,795	14,188,022
Current maturities of capital leases	—	14,534
Provision for income taxes	632,218	—

Total current liabilities	16,160,329	18,337,363

Capital leases, net of current maturities	42,521	26,949

Stockholders’ equity
Common stock, $0.01 par value, 300,000 shares authorized, 60,000 shares issued and outstanding	500	500
Retained earnings	19,047,619	16,745,434

Total stockholders’ equity	19,048,119	16,745,934

	$35,250,969	$35,110,246

Kuchera Defense Systems, Inc.

Statements of Operations

For the Three Months Ended September 30, 2009 and 2008

	2009	2008
Sales, net	$15,822,888	$13,683,021

Cost of sales	9,920,687	9,043,221

Gross profit	5,902,201	4,639,800

Operating expenses	2,191,629	2,705,897

Income from operations	3,710,572	1,933,903

Other income (expense)
Interest income	2,451	10,372
Interest expense	(6,629)	(12,674)
Miscellaneous income, net	(212)	(9,124)

	(4,390)	(11,426)

Income before provision for income taxes	3,706,182	1,922,477

Provision for income taxes	1,404,000	677,173

Net income	$2,302,182	$1,245,304

Kuchera Defense Systems, Inc.

Consolidated Statements of Cash Flows

For the Three Months Ended September 30, 2009 and 2008

	2009	2008
Cash flows from operating activities
Net income	$2,302,182	$1,245,304
Adjustments to reconcile net income to net cash provided (used) by operating activities
Depreciation and amortization	78,991	78,027
Deferred income taxes	—	(584,235)
Changes in operating assets and liabilities
Accounts receivable	1,581,531	(2,255,608)
Due from related party	53,397	40,729
Inventory	(408,571)	97,559
Prepaid expenses	1,629	(8,175)
Prepaid taxes	683,381	298,799
Prepaid materials	1,262,955	(58,064)
Other current assets	773	(2,271)
Accounts payable	1,485,423	2,301,857
Accrued expenses	(231,635)	114,213
Due to related party	(960,245)	(2,370,812)
Other current liabilities	18,967	—
Progress liquidation payable	(3,107,227)	2,403,930
Provision for income taxes	632,218	1,363,658

Net cash provided (used) by operating activities	3,393,768	2,664,912

Cash flows from investing activities
Purchase of property and equipment	(69,868)	(8,942)
Increase in cash surrender value of life insurance	(37,518)	—
Change in loans to related party	—	12,500

Net cash used by investing activities	(107,386)	3,558

Cash flows from financing activities
Repayment of obligations under capital lease	(3,756)	—
Change in line of credit, net	—	(1,000,000)

Net cash (used) provided by financing activities	(3,756)	(1,000,000)

Net change in cash	3,282,627	1,668,470

Cash
Beginning of year	735,064	816,956

End of year	$4,017,691	$2,485,426

Supplemental disclosures of noncash information
Cash paid for:
Income taxes	$87,238	$855,423
Interest	$6,629	$12,674

Notes to Financial Statement

1.	Nature of Business

Kuchera Defense Systems, Inc. (the “Company”), founded in 1985 and headquartered in Windber, Pennsylvania, is an ISO-9001 certified electronic manufacturing service company providing cutting edge circuit card assembly technology, cable harness, electro-mechanical manufacturing, system integration, and engineering services. The Company’s customers include both military and commercial organizations located throughout the United States.

Certain information and footnote disclosures required in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. Statements are subject to possible adjustments in connection with the annual audit of the Company’s accounts. In the opinion of the Company’s management, the accompanying unaudited condensed financial statements contain all adjustments (consisting only of normal recurring adjustments), which the Company considers necessary for the fair presentation of the Company’s financial position as of September 30, 2009 and the results of its operations and cash flows for the three month period ended September 30, 2009 and 2008. Results for the interim period are not necessarily indicative of results that may be expected for the entire year or for any other interim periods. The unaudited condensed financial statements should be read in conjunction with the audited financial statements of the Company and the notes thereto as of and for the fiscal year ended June 30, 2009 included in the Company’s Form 8-K/A filed with the Commission on March 2, 2010.

2.	Subsequent Events

The Company has evaluated subsequent events occurring after the balance sheet date through the date of March 2, 2010, which is the date the financial statements were available to be issued.

On January 20, 2010 three newly formed subsidiaries, API Systems, Inc. (“API Systems”), API Defense, Inc. (“API Defense”) and API Defense USA, Inc. (“API USA” and collectively with API Systems and API Defense, the “API Subsidiaries”) entered into an asset purchase agreement (the “Agreement”) with Kuchera Defense Systems, Inc. (“KDS”), KII, Inc. (“KII”) and Kuchera Industries, LLC (“K Industries” and collectively with KDS and KII, the “Kuchera Companies”) dated January 20, 2010 pursuant to which API and the API Subsidiaries purchased substantially all of the assets of the Kuchera Companies.

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